                                                                    EXHIBIT 12.1
                              COMPUTATION OF RATIOS



  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND COMPUTATION OF RATIO OF
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
                              (AMOUNTS IN MILLIONS)

                                                                     2002         2001         2000          1999         1998
                                                                     ----         ----         ----          ----         ----
Earnings:

        Income before income taxes, extraordinary charges
        and cumulative effect of change in account
        principle                                                   $ 244.4     $  254.9     $  310.2     $  223.0     $  130.4

        Adjustment for undistributed (income)/losses of
        partnerships                                                   (2.8)        30.7         13.4          2.2        (25.1)

        Interest expense                                               11.0         20.0         33.1         32.5         33.9


        Portion of rental expense deemed interest                      39.8         36.8         34.0         34.7         37.0
                                                                    -------     --------     --------     --------     --------

               Total earnings                                       $ 292.4     $  342.4     $  390.7     $  292.4     $  176.2
                                                                    =======     ========     ========     ========     ========

Fixed Charges:

        Interest expense                                            $  11.0     $   20.0     $   33.1     $   32.5     $   33.9

        Portion of rental expense deemed interest                      39.8         36.8         34.0         34.7         37.0
                                                                    -------     --------     --------     --------     --------

               Total fixed charges                                  $  50.8     $   56.8     $   67.1     $   67.2     $   70.9
                                                                    =======     ========     ========     ========     ========

Preferred dividends:

        Preferred dividends                                              --           --           --           --           --
                                                                    -------     --------     --------     --------     --------

               Combined Fixed Charges and
               Preferred Dividends                                  $  50.8     $   56.8     $   67.1     $   67.2     $   70.9
                                                                    =======     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges                                     5.76         6.03         5.82         4.35         2.49
                                                                    =======     ========     ========     ========     ========

Ratio of Earnings to Combined Fixed Charges and Preferred
Share Dividends                                                        5.76         6.03         5.82         4.35         2.49
                                                                    =======     ========     ========     ========     ========



                                       41